Exhibit 99.1

Windstream Completes Sale of 7.50 % Senior Notes Due 2022

Release Date: Nov. 22, 2011

LITTLE ROCK, Ark. — Windstream Corp. (Nasdaq: WIN) announced today that it has successfully completed its previously announced private offering of $500 million aggregate principal amount of its 7.50% Senior Notes due June 1, 2022.

Windstream expects to use the net proceeds of the offering to redeem all of the approximately $201.5 million aggregate principal amount of its outstanding 8.625% Senior Notes due 2016, with the remaining net proceeds to be used to repay amounts that Windstream has borrowed under its revolving credit facility. Assuming consummation of its pending acquisition of PAETEC Holding Corp. (“PAETEC”), which, pending federal regulatory approvals, is expected to close by the end of 2011, Windstream intends to use borrowings under its revolving credit facility to repurchase the $300.0 million aggregate principal amount of PAETEC’s outstanding 9.5% Senior Notes due 2015.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream. The senior notes were sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The issuance of the senior notes has not been registered under the Securities Act of 1933, as amended, and the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Windstream

Windstream Corp. (Nasdaq: WIN), headquartered in Little Rock, Ark., is an S&P 500 communications and technology solutions provider with operations in 29 states and the District of Columbia and about $4 billion in annual revenues. Windstream provides IP-based voice and data services, MPLS networking, data center and managed hosting services and communication systems to businesses and government agencies. The company also delivers broadband, digital phone and high-definition TV services to residential customers primarily located in rural areas and operates a local and long-haul fiber network spanning approximately 60,000 route miles.

Windstream claims the protection of the safe-harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements set forth in this press release. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements about Windstream’s expected ability to recover revenue loss from expected declines in intercarrier compensation for access to its network, expected levels of support from universal service funds or other government programs, the expected consummation of Windstream’s pending acquisition of PAETEC and Windstream’s plans to use a portion of the net proceeds of the Offering to repurchase certain PAETEC debt following such closing, expected rates of loss of voice lines or intercarrier compensation, expected increases in high-speed Internet and business data connections, Windstream’s expected ability to fund operations, capital expenditures and certain debt maturities from cash flows from operations, expected synergies and other benefits from completed acquisitions, the expected timing and amount of contributions to Windstream’s pension plan, expected effective federal income tax rates and forecasted capital expenditure amounts. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream’s forward-looking statements include, among others:

•	further adverse changes in economic conditions in the markets served by Windstream;

•	the extent, timing and overall effects of competition in the communications business;

•	continued access line loss;

•	the impact of new, emerging or competing technologies;

•	the adoption of inter-carrier compensation and/or universal service reform proposals by the Federal Communications Commission or Congress that results in a significant loss of revenue to Windstream;

•

the risk that Windstream will not be able to consummate its pending acquisition of PAETEC within its expected timeframe, or at all, or without the imposition of adverse restrictions or conditions by regulatory authorities;

•	the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities;

•

for Windstream’s competitive local exchange carrier operations, adverse effects on the availability, quality of service and price of facilities and services provided by other incumbent local exchange carriers on which Windstream’s competitive local exchange carrier services depend;

•	the availability and cost of financing in the corporate debt markets;

•	the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations;

•	the effects of federal and state legislation, and rules and regulations governing the communications industry;

•	material changes in the communications industry that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers;

•	unfavorable results of litigation;

•	unfavorable rulings by state public service commissions in proceedings regarding universal service funds, inter-carrier compensation or other matters that could reduce revenues or increase expenses;

•	the effects of work stoppages;

•	the impact of equipment failure, natural disasters or terrorist acts;

•	earnings on pension plan investments significantly below Windstream’s expected long term rate of return for plan assets; and

•	those additional factors under the caption “Risk Factors” in Windstream’s Form 10-K for the year ended Dec. 31, 2010, and in subsequent filings with the Securities and Exchange Commission.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.

Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in filings by Windstream with the Securities and Exchange Commission at www.sec.gov.

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Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com

Investor Relations Contacts:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com